COMMAND SECURITY CORPORATION
CORPORATE OFFICE
LEXINGTON PARK
PO BOX 340
LAGRANGEVILLE, NY 12540
TEL 914-454-3700
FAX 914-454-0075


                              FOR IMMEDIATE RELEASE


                     COMMAND SECURITY CORPORATION ANNOUNCES
                  AGREEMENT IN PRINCIPAL TO RESOLVE ISS DISPUTE


Lagrangeville, New York***September 17, 1996***Command Security Corporation (NASDAQ:CMMD) announced today that has reached an agreement in principle to resolve all pending issues with ISS International Service System, Inc., in connection with its October, 1993 acquisition of certain security guard assets. Under the terms of the agreement, the purchase price of the customer lists has been reduced by $500,000 which would be offset against the current $1 million note and Command has agreed to pay $100,000 of the remaining note to ISS immediately and the balance of the note ($400,000) by January 31, 1997.

William C. Vassell, Chairman of the Board of Command said, "This agreement will have a positive impact on our balance sheet by immediately reducing our short term debt by $500,000 and Intangible Assets by $500,000. This will result in a reduction of more than $100,000 per year in amortization expense for the next four years."

Command Security Corporation provides security services through Company owned offices in New York, New Jersey, California, Illinois, Connecticut and Florida and provides back-office service agreements to independent security companies nationwide.



CONTACT:

William C. Vassell, Chairman of the Board            914-454-3703
H. Richard Dickinson, Chief Financial Officer        212-689-6565
Donald Radcliffe & Associates, Inc.                  212-605-0174